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Exhibit 10.4

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of October 1, 2003 (the "Effective Date") by and between Advanstar, Inc., a Delaware corporation (the "Company") and Robert L. Krakoff ("Executive").

        WHEREAS, Executive currently serves as Chairman of the Board of Directors of the Company and is currently employed as Chief Executive Officer of the Company pursuant to the terms of an employment agreement dated as of August 14, 2000 by and between the Company and Executive (the "Old Employment Agreement");

        WHEREAS, the Old Employment Agreement expires on September 30, 2003;

        WHEREAS, the Company wishes to continue to employ Executive and Executive is prepared to continue to serve in those capacities required by the Company;

        WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth the new terms of such continued employment;

        WHEREAS, nothing in this Agreement shall affect Executive's rights and obligations under his Old Employment Agreement with the Company until the Effective Date;

        NOW, THEREFORE, the parties agree as follows:

        1.    Position and Authority.    From the Effective Date through December 31, 2003, the Company agrees to continue to employ Executive as Chief Executive Officer of the Company, and Executive accepts such employment and agrees to serve the Company as Chairman of the Board of Directors and Chief Executive Officer of the Company and any of its respective subsidiaries as may from time to time be requested by the Company, for the compensation and benefits detailed in Sections 3 and 4 hereof. It is understood that from the Effective Date through December 31, 2003, Executive will report to the Board of Directors of the Company and that no other officer, except the successor Chief Executive Officer, shall regularly so report. From January 1, 2004 through December 31, 2005, Executive shall continue to serve the Company as Chairman of the Board of Directors, which position, in addition to being a member of the Board of Directors of the Company, shall be an executive position. As Chairman of the Board of Directors, Executive shall report to the Board of Directors. During the Employment Term (as defined in Section 6 of this Agreement), the Company shall nominate Executive, and shall use its commercially reasonable best efforts to cause Executive to be elected, to the Board of Directors. In his position as Chairman of the Board of Directors of the Company, (i) Executive shall serve as a member of the Company's Board of Directors and (ii) his executive duties shall consist exclusively of identifying and executing Acquisition Transactions (as defined in Section 3(c) of this Agreement); provided, that if the Board of Directors requests that Executive perform other duties, such as duties in connection with offerings of debt or equity securities of the Company, and Executive so agrees, Executive's duties shall include such other duties as may have been requested and agreed. Executive shall not be involved in operational management of the Company. Executive will be assigned a staff of specified employees to assist in development and execution of Acquisition Transactions. Such employees shall report directly to Executive in respect of the applicable Acquisition Transaction(s), with "dotted-line" reporting to the Chief Executive Officer or his designee. In addition, to the extent reasonably necessary and customary for the proper investigation and execution of any Acquisition Transaction, the Company will assign operating personnel to assist Executive and his staff with the investigation and execution of such Acquisition Transaction.

        2.    Duties.    From the Effective Date through December 31, 2003, Executive shall devote substantially all of his business time (subject to any unused vacation as of the Effective Date of the four weeks provided for calendar year 2003 under the Old Employment Agreement, or such greater amount as is authorized by the Board of Directors) to the affairs of the Company, except as may be consented to by the Board of Directors. From January 1, 2004 through December 31, 2005, Executive shall devote sufficient time as is necessary in the judgment of the Board of Directors of the Company as a whole to perform his duties as Chairman of the Board of Directors of the Company (subject to four weeks of vacation annually); provided that, commencing on January 1, 2004 and from time to time thereafter, Executive shall use his reasonable good faith judgment as to the amount of time necessary to perform his duties and, if at any time the Board of Directors of the Company determines that such time is not sufficient, the Board of Directors shall notify Executive of its determination of the amount of time necessary for Executive to devote to his duties and shall thereafter notify Executive of any change in such determination. Notwithstanding the foregoing portions of this Section 2, to the extent that it does not materially interfere with the performance of his duties, Executive may devote such business time as is reasonably necessary to his duties as a director of business corporations not affiliated with the Company, and Executive may devote business time to any charitable or not-for-profit activities. During the Employment Term, Executive shall perform such duties and responsibilities as the Board of Directors of the Company may reasonably determine from time to time, provided that such duties and responsibilities are consistent with (i) for the period from the Effective Date through December 31, 2003, Executive's position as Chief Executive Officer of the Company and (ii) for the period from January 1, 2004 through December 31, 2005, Executive's responsibilities as described in Section 1 hereof. Executive will not be required to relocate his permanent residence outside of greater Boston, Massachusetts.

        3.    Base Compensation and Bonus.

        (a)    Base Compensation.    Executive will be compensated at a base salary rate of $600,000 per year (or such higher rate as may be set from time to time by the Board of Directors in its discretion) (the "Base Salary") during the Employment Term. Base compensation will be paid in installments on the same schedule as the Company's subsidiaries generally pay their employees. All compensation and benefits will be subject to reduction by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

        (b)    Bonus for Fiscal Year 2003.    Executive shall receive bonus compensation based on the relationship between the Company's actual earnings before interest, taxes, depreciation and amortization and non-cash compensation expense ("EBITDA") for fiscal year 2003 (determined based on the Company's audited financial statements for fiscal year 2003) and the EBITDA set for such year in the Company "Adjusted Business Plan" (as defined below) as follows:

Actual EBITDA as a Percentage of Plan	Bonus (as a Percentage of Base Salary
Less than 80%	No bonus
100%	50% of Base Salary
120% or More	100% of Base Salary

        If actual EBITDA as a percentage of the Company's Adjusted Business Plan falls between 80% and 120%, the amount of bonus shall be pro rated on a straight-line basis. In no case shall bonus payable under this Section 3(b) exceed 100% of Base Salary unless agreed to by the Board of Directors in its absolute discretion. Nothing herein shall be construed to prohibit or restrict the Company from paying additional compensation to Executive if the Board of Directors so determines in its absolute discretion.

        The "Adjusted Business Plan" shall be the Company's business plan for fiscal year 2003 as approved by the Board of Directors with the consent of Executive, appropriately adjusted for acquisitions or dispositions during the year as determined by the Board of Directors in good faith.

        Any bonus payable under this Section 3(b) shall be paid not later than March 1, 2004.

        (c)    Bonus for Fiscal Years 2004 and 2005.    For fiscal years 2004 and 2005, Executive shall receive bonus compensation based solely on the finally negotiated transaction value (taking into account purchase price adjustments, if any) of "Acquisition Transactions" (as defined below) for the applicable fiscal year. Such fiscal year 2004 and 2005 bonuses, if any, shall be equal to 0.5% of the aggregate of the annual transaction value of Acquisition Transactions (as defined below) occurring in the applicable year.

        For purposes of this Agreement, "Acquisition Transactions" shall mean acquisitions of business operations and assets by the Company regardless of the form or dollar amount of any such acquisition. Without limiting the generality of the foregoing, such acquisitions may take the form of joint ventures and minority investments, but only to the extent such transactions reflect an increase in or accretion to the business of the Company. An Acquisition Transaction shall not include the transactions described on Schedule 1 to this Agreement. An Acquisition Transaction shall be deemed to have "occurred" on the date that an agreement or letter of intent contemplating the transaction is executed by the parties, subject to the condition subsequent that the transaction be consummated.

        The "transaction value" of any Acquisition Transaction shall be determined in accordance with the engagement letter of any investment banking firm retained by the Company in connection with such Acquisition Transaction or, if the Company shall not have retained any such firm or the terms of such firm's engagement do not include provisions in respect of determination of transaction value, transaction value shall mean the total fair market value (at the time of any closing) of all consideration (including securities, property, all debt and other indebtedness and obligations assumed directly or indirectly by the Company in connection with the Acquisition Transaction and any other form of consideration) paid or payable, or otherwise to be distributed, directly or indirectly, by the Company or the Company's stockholders in connection with the Acquisition Transaction. In referring to the provisions of any such letter or to the definition of transaction value set forth in the preceding sentence, the requirement that only the portion of a transaction that represents a net acquisition by the Company will constitute the Acquisition Transaction for purposes hereof shall apply.

        Any bonus payable under this Section 3(c) shall be paid not later than the later of (i) 60 days after the applicable fiscal year end and (ii) with respect to any particular Acquisition Transaction, 60 days after the consummation of such transaction or, if later, the date on which the finally negotiated transaction value of the transaction is determined; provided, however, that if any portion of the purchase price for such transaction is subject to any holdback, escrow or similar arrangement, the portion of the bonus allocable to such portion shall be paid only upon and promptly following the release of such funds to the seller, and only to the extent of any such release. If the finally negotiated transaction value of any Acquisition Transaction is not determined by the later of (i) 60 days after the applicable fiscal year end and (ii) 60 days after the consummation of such transaction, the following principles shall apply: (a) the Company shall immediately pay Executive a partial bonus based upon that portion of the transaction value which is not in dispute or held back or subject to escrow and (b) Executive shall be paid additional portions of bonus in respect of such transaction within 10 days after the determination of any additional portion of the finally negotiated transaction value of such transaction (i.e., upon resolution of any purchase price adjustment dispute, payment of any holdback or escrow amount or payment of any earn-out or other post-closing payment amount).

        4.    Benefits.

        (a)   Executive will receive the same (or substantially similar) employee benefits to those provided by the Company or its subsidiaries to other members of senior management from time to time, including, without limitation, medical and dental insurance, disability insurance and life insurance (the latter in an amount of not less than $2,000,000), provided, that regardless of whether or not paid for other members of senior management, the Company shall pay the entire amount of any premium for life insurance in an amount of $2,000,000 and disability insurance provided by the Company to Executive under this Agreement.

        (b)   During and after the Employment Term, the Company agrees that if Executive is made a party, or compelled to testify or otherwise participate in, any action, suit or proceeding (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company or any of its subsidiaries, Executive shall be indemnified by the Company as provided in Section 145 of the Delaware General Corporation Law or (but not to any lesser extent) as authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors against all cost, expense, liability, damage and loss reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director or officer of the Company or a subsidiary for the period of any applicable statute of limitations or, if longer, for the period in which any such Proceeding which commenced within the period of any such statute of limitations is pending. The Company shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined, in a final judgment for which the time to appeal has expired, that, pursuant to applicable law, he is not entitled to be indemnified against such costs and expenses.

        (c)   The Company will reimburse Executive for his reasonable and customary business expenses, including travel, accommodations and meals. Such reimbursement shall include the reasonable cost of travel to and from Boston (other than commuting expenses) and accommodations (other than reimbursement with respect to Executive's New York apartment, which reimbursement is addressed by Section 4(e) below) and meals when outside of Boston.

        (d)   The Company shall continue to maintain office space and secretarial assistance for Executive in the Company's existing Boston office, provided that the Company may cause the relocation of the Company's Marketing Services business, and may reconfigure and/or reduce the size of the office proportionately.

        (e)   The Company shall reimburse Executive for a portion of the monthly rent and utilities of Executive's New York apartment located at [address]. Such reimbursement shall be computed based upon the number of nights Executive uses the apartment for Company purposes during such month at a per-diem rate of $400 per night, but not more than $6,200 per month.

        5.    Reserved.

        6.    Term.    This Agreement shall have a term equal to the period from the Effective Date through December 31, 2005 (the "Employment Term"), provided that Sections 3(c), 4(b), 7(f), 7(g), 9, 10, 13, 14, 16 and 18 shall survive such expiration in accordance with their respective terms.

        7.    Termination.

        (a)   This Agreement may be terminated by the Company at any time for Cause upon written notice to Executive, which notice shall specify the reason for termination. Such notice shall be given at any time prior to termination in the case of matters described in clauses (B) or (C) below, and shall be given not less than 30 days prior to the date of termination, in the case of matters described in clauses (A), (D) or (E) below, and in the case of matters described in clauses (A), (D) or (E) below shall be rescinded if the Executive cures any misconduct, negligent act, breach or failure giving rise to such notice to the reasonable satisfaction of the Board of Directors, including curing any damage suffered by the Company as a result thereof. As used herein, "Cause" shall mean (A) willful misconduct or gross negligence by Executive in respect of his material obligations under this Agreement, (B) conviction of a felony involving moral turpitude, (C) theft of Company property or other disloyal or dishonest conduct of the Executive that materially harms the Company or its business or (in the case of dishonest conduct) undermines the confidence of the Board of Directors, (D) willful breach of this Agreement, or (E) willful failure to observe Company policies or carry out the directives of the Board of Directors.

        (b)   Executive may terminate this Agreement for Good Reason by giving thirty (30) days prior written notice to the Company. In the case of matters described in clauses (ii) and (iii) below, such notice shall be rescinded if the Company cures any assignment of duties or withdrawal of authority or breach to the reasonable satisfaction of Executive, including curing any damage suffered by Executive as a result thereof. "Good Reason" shall exist only if (i) prior to December 31, 2003, Executive is removed as the Company's Chief Executive Officer, except in connection with termination of this Agreement by the Company for Cause or due to death or Disability (as defined below), (ii) Executive is assigned duties, or authority is withdrawn from Executive, inconsistent with Executive's authority pursuant to Section 1, without Executive's express written consent, (iii) breach by the Company of any material obligation of the Company under this Agreement or (iv) DLJ and its affiliates shall cease to beneficially own, directly or indirectly, at least 50% of the voting securities of the Company, and another person or group (as defined in Section 13 of the Securities Exchange Act) beneficially owns greater than 50% of such voting securities.

        (c)   Should the Executive terminate this Agreement for Good Reason, or should the Company terminate this Agreement without Cause (other than in connection with the expiration of the Employment Term), then Executive shall be entitled to receive, for a period equal to the lesser of (i) one year from the date of termination of this Agreement and (ii) the balance of the Employment Term, the Base Salary provided for in Section 3 hereof. In addition, any bonus under Sections 3(b) or (c) will be payable only with respect to that portion of the fiscal year in which Executive's employment was terminated (or any prior fiscal year for which bonus remains unpaid). A partial bonus for fiscal year 2003 shall be determined by multiplying the bonus Executive would have received had he continued to work for the Company during the entire fiscal year by a fraction, the numerator of which is the number of days in the fiscal year during which Executive was employed by the Company, and the denominator of which is 365. A partial bonus for fiscal years 2004 or 2005 shall be determined based solely on the transaction value of Acquisition Transactions occurring, as defined in Section 3(c), prior to the termination of this Agreement. If any such benefits cannot be legally provided, or the provision thereof would disqualify any plan for favorable tax treatment under the Internal Revenue Code, a financially equivalent substitute shall be provided. The Company shall have no obligation to Executive under this Section 7(c) if Executive breaches the provisions of the letter agreement referred to in Section 9. This Section 7(c) shall not apply to a termination under Section 7(d) below.

        (d)   This Agreement shall terminate automatically upon Executive's death. This Agreement may be terminated by the Company upon written notice to Executive, or by Executive upon written notice to the Company, upon Executive's Disability. For purposes of this Agreement, "Disability" means the Executive's suffering of a disability which shall have prevented him from performing his obligations hereunder for a period of at least 120 consecutive days or 180 non-consecutive days in any 365 day period. In the event of termination of this Agreement due to Executive's death or Disability, in addition to any salary due to Executive as of the date of death or Disability and remaining unpaid, Executive shall be entitled to receive, at such time as Executive would otherwise would have received such sum, a bonus for the portion of the fiscal year in which Executive's death or Disability occurred during which Executive was employed by the Company. A partial bonus for fiscal year 2003 shall be determined by multiplying the bonus Executive would have received had he continued to work for the Company during the entire fiscal year by a fraction, the numerator of which is the number of days in the fiscal year during which Executive was employed by the Company, and the denominator of which is 365. A partial bonus for fiscal years 2004 or 2005 shall be determined based solely on the transaction value of Acquisition Transactions occurring, as defined in Section 3(c), prior to Executive's death or Disability.

        (e)   If the Company terminates this Agreement with Cause or if the Executive terminates this Agreement without Good Reason, or if this Agreement is terminated under clause (d) above, then the Executive shall, from the date of such termination, no longer be entitled to any compensation under Sections 3 or 4 (other than, in the case of termination for Disability, disability benefits as provided pursuant to Section 4 and, in the case of termination for death or Disability, any bonus payable pursuant to clause (d) above). Nothing in this clause (e) shall affect (i) Executive's rights under Company health and disability plans in which Executive participates to the extent such plans provide for benefits to be paid following the termination of employment, or (ii) Executive's rights to payments of bonus amounts pursuant to Section 3(c) based upon any Acquisition Transaction that occurred, as defined in Section 3(c), prior to the termination of this Agreement.

        (f)    Termination of this Agreement shall not discharge any liability (of either the Company or the Executive) arising prior to or existing at the date of termination. Further, notwithstanding any termination, the provisions of Sections 3(c), 4(b), 7(b), 7(g), 9, 10, 13, 14, 16 and 18 shall survive such termination in accordance with their respective terms.

        (g)   If Executive ceases to be employed by the Company for any reason, Executive will resign from the Board of Directors if requested by the Company.

        8.    Effective Date.    This Agreement shall take effect on and from (but no earlier than) the Effective Date.

        9.    Non-Competition and Confidentiality.    Executive shall execute and deliver a letter agreement in the form of Exhibit A hereto.

        10.    Arbitration.    Any claim arising out of or relating to this Agreement (including disputes regarding the presence or absence of "Cause" or "Good Reason" in the event of a termination), or otherwise arising out of or relating to the Executive's employment by the Company, will be subject to arbitration in New York, New York (if brought by Executive) or Boston, Massachusetts (if brought by the Company), in accordance with the Federal Arbitration Act and the rules of the American Arbitration Association relating to commercial disputes. The prevailing party in any such arbitration shall be entitled to recover from the other party its reasonable expenses incurred in connection with such arbitration, including the reasonable fees and expenses of counsel.

        11.    Severability.    If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible.

        12.    Reserved.

        13.    Governing Law.    This Agreement shall be governed by the laws of Massachusetts without regard to principles of conflicts of law.

        14.    Notice.    Any notice, or other written communication to be given pursuant to this Agreement for whatever reason shall be deemed duly given and received (a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed to the above parties as follows:

    If to the Company:

      Advanstar, Inc.
      545 Boylston Street
      Boston, Massachusetts 02116
      Attn:    Board of Directors

    with a copy to each of:

      DLJ Merchant Banking Partners
      11 Madison Avenue
      New York, NY 10010
      Attn:    David M. Wittels

    and

      Davis Polk & Wardwell
      450 Lexington Avenue
      New York, NY 10017
      Attn:    Nancy L. Sanborn

    If to Executive:

      Robert L. Krakoff
      [address]

    and:

      Testa, Hurwitz & Thibeault, LLP
      High Street Tower
      125 High Street
      Boston, Massachusetts 02110
      Attn:    F. George Davitt, Esq.

        15.    Legal Fees.    The Company shall pay all legal fees and expenses which are reasonably incurred by Executive's legal counsel in connection with the negotiation, execution and delivery of this Agreement.

        16.    Certain Amendments to Executive's October 11, 2000 Option Grant.    Reference is made to Executive's Award Agreement dated October 11, 2000 (the "2000 Award Agreement") under the Advanstar Holdings Corp. 2000 Management Incentive Plan (the "Plan"). For purposes of this Section 16, capitalized terms used but otherwise not defined in this Agreement shall have the meanings attributed to such terms in the 2000 Award Agreement or the Plan.

        (a)    Vesting of Performance Vesting Option.    Notwithstanding any provision of the 2000 Award Agreement to the contrary, the 337,500 Shares that are subject to the Performance Vesting Option under the 2000 Award Agreement and that remain unvested as of the date hereof shall be subject to the following vesting schedule: 56,250 Shares shall be treated as vested and exercisable effective as of December 31, 2002; an additional 93,750 Shares shall vest and become exercisable on December 31 of each of 2003, 2004 and 2005 (each such date, a "Performance Vesting Date"), provided that Executive is, on such Performance Vesting Date, and at all times since the date hereof has been, in the employment or service of the Company under this Agreement.

        (b)    Acceleration of Performance Vesting Option in Connection with a Change of Control.    Upon a Change of Control, the Performance Vesting Option under the 2000 Award Agreement (in addition to the Time Vesting Option) shall vest in its entirety and become immediately exercisable.

        (c)    Effect of Termination of Employment.    Notwithstanding any provision of the 2000 Award Agreement to the contrary, if Executive ceases to be employed by, or in the service of, the Company or any of its subsidiaries, by reason of Executive's termination for Good Reason or other than by reason of death or disability, voluntary resignation or termination for Cause, no further installments of the Options shall vest and such Options shall expire and may no longer be exercised (to the extent exercisable on the last day of employment or service) after the passage of two years, but in no case later than December 31, 2007.

        (d)    Option Protection.    If the Company "Reprices" (as defined below) 1,200,000 (the "Repricing Threshold") or more of the Options that were granted to Participants at an Exercise Price of $10.00 per Share (the "$10.00 Options") under the Plan and which were outstanding as of the date hereof, the Company shall similarly Reprice the Applicable Portion (as defined below) of Executive's Options under the 2000 Award Agreement (to the extent outstanding), whether or not then vested, provided that (i)  Executive shall not be entitled to any such Repricing unless the Company Reprices in the aggregate 1,200,000 or more $10.00 Options on or prior to December 31, 2005 and (ii) Options granted to new employees under the Plan and the grant of any Options authorized for grant (but not granted) as of the date hereof, shall not in any event constitute a Repricing or any step or portion thereof. In the event Executive becomes entitled to such Repricing, such modification or adjustment of his Options under the 2000 Award Agreement shall be made irrespective of Executive's employment status with the Company at the time of becoming so entitled, so long as Executive continues to hold any of such Options.

        For purposes of this Section 16(d):

        "Repricing" shall mean any repricing, exchange offer, other amendment or modification or grant of additional Options that has the effect of reducing the Exercise Price of Options held by Company employees to a price less than $10.00 per Share; and

        "Applicable Portion" shall mean a fraction (i) the numerator of which is the number of $10.00 Options Repriced for all Employees other than Executive in excess of 1,200,000, and (ii) the denominator of which is 1,143,750, provided that such fraction shall not exceed 1.

        (e)    Effect of Amendments to 2000 Award Agreement.    Except as amended by this Section 16, all of the provisions of the 2000 Award Agreement and the Plan shall remain in full force and effect without modification or waiver.

        17.    Company Repurchase of Shares in Connection With Executive's Promissory Note.    Reference is made to that certain Promissory Note and Pledge from Executive to Advanstar Holdings Corp. dated October 11, 2000 (the "Note"). For purposes of this Section 17, capitalized terms used but otherwise not defined in this Agreement shall have the meanings attributed to such terms in the Note.

        Advanstar Holdings Corp. shall, if Executive elects within 10 days after the date hereof, repurchase Pledged Shares at $10.00 per Share in an amount sufficient to enable Executive to repay $3,000,000 of the then outstanding principal balance of the Note to the date of such repurchase, plus all accrued interest on the outstanding balance of the Note to the date of such repurchase. If Executive elects to exercise his right under this Section 17, Executive shall deliver written notice (a "Sale Notice") to Advanstar Holdings Corp. to such effect. For purposes of this Section 17, the "date of repurchase" shall mean the fifth business day following the receipt of a Sale Notice from Executive.

        18.    Effect of Effectiveness of this Agreement and Expiration Thereof.    Neither the expiration of the Old Employment Agreement and the effectiveness of this Agreement, nor the termination of Executive's position as Chief Executive Officer in accordance with Section 1 of this Agreement, nor the expiration of this Agreement in accordance with its terms on December 31, 2005 shall be treated as a termination of Executive's employment of any kind, including as a "Qualified Retirement", for purposes of the "Put Right" and "Call Right" provisions with respect to (i) Executive's Options granted under the Plan, (ii) Executive's Shares and Rollover Shares purchased under the Advanstar Holdings Corp. Investment Program (the "Investment Program") or (iii) the Shareholders' Agreement dated as of October 11, 2000 among Advanstar Holding Corp. and the Shareholders Parties thereto, as amended from time to time. Notwithstanding the foregoing, if the expiration of this Agreement on December 31, 2005 is substantially contemporaneous with a termination without Cause by the Company of Executive's employment and service as Chairman of the Board of Directors of the Company, Executive shall be entitled to the post-termination option exercise period provided under Section 16(c) of this Agreement.

        19.    Entire Agreement.    This Agreement (together with the letter in the form of Exhibit A hereto) constitutes the entire agreement between Executive and the Company with respect to the terms and conditions of the employment of Executive by the Company, and as of the Effective Date supersedes all prior or concurrent arrangements, discussions, agreements or understandings with respect to the Executive's employment. Without limiting the generality of the foregoing, Executive agrees that the execution and delivery of this Agreement shall be in full satisfaction of any amounts or payments, if any, to which he may have been entitled under the Old Employment Agreement, which shall henceforward be of no further force or effect. Notwithstanding the foregoing, except as amended by this Agreement, all of the provisions of the Plan and Executive's award agreements thereunder, the Investment Program and Executive's purchase agreements thereunder, the Note and any other equity award agreement between Executive and the Company shall remain in full force and effect without modification or waiver.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

ADVANSTAR, INC.
By:	/s/ DAVID WITTELS Name: David Wittels Title: Director
/s/ ROBERT L. KRAKOFF Robert L. Krakoff

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  Exhibit 10.4
EMPLOYMENT AGREEMENT